                                  SCHEDULE 14C

                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Check the appropriate box:
[X]  Preliminary information statement     [ ]  Confidential, for use of the
[ ]  Definitive information statement           Commission  only  (as permitted
                                                by Rule 14c-5(d)(2))


                      SMART CHOICE AUTOMOTIVE GROUP, INC.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)      Title of each class of securities to which transaction applies:
         N/A
         ----------------------------------------------------------------------

(2)      Aggregate number of securities to which transactions applies:
         N/A
         ----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A
         ----------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:
         N/A
         ----------------------------------------------------------------------

(5)      Total fee paid:
         N/A
         ----------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount previously paid:

         ----------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

(3)      Filing Party:

         ----------------------------------------------------------------------

(4)      Date Filed:

         ----------------------------------------------------------------------

                      SMART CHOICE AUTOMOTIVE GROUP, INC.
                             1555 SEMORAN BOULEVARD
                           WINTER PARK, FLORIDA 32792

To the Shareholders of Smart Choice Automotive Group, Inc.:

         As many of you are aware, certain of the Florida-based subsidiaries of Smart Choice Automotive Group, Inc. ("Smart Choice" or the "Company") have been in default since December 2000 under their credit facility with Finova Capital Corporation, the primary lender to Smart Choice's subsidiaries and the holder of approximately 12% of the Smart Choice common stock ("Finova"). Smart Choice is a guarantor of all obligations under the credit facility. On November 8, 2001, Smart Choice and certain of its subsidiaries entered into a Forbearance Agreement with Finova, pursuant to which Smart Choice has granted Finova an option to purchase (i) all of Smart Choice's ownership interest in Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco"), or (ii) all of Smart Choice's remaining authorized but unissued and unreserved common stock at a price of $0.30 per share. Finova also agreed to forbear in the commencement of collection proceedings and in the exercise of any repossession rights, collection rights or other remedies against the collateral under its credit facilities with Smart Choice's subsidiaries in exchange for the liquidation of the assets of Smart Choice's Florida-based subsidiaries following a public foreclosure sale and the right to purchase Paaco or Smart Choice's remaining authorized but unissued and unreserved common stock. On November 9, 2001, the collateral under Finova's loan agreement with the Florida-based subsidiaries, which consisted primarily of receivables and inventory, was sold at a public foreclosure sale to Finova for a purchase price of $55 million, resulting in a deficiency owed to Finova of approximately $33.4 million (the "Deficiency"). On December ___, 2001, Finova exercised its option to purchase Paaco, subject to the completion of its due diligence investigation. The consideration for the sale of Paaco will be the relinquishment and satisfaction of the Deficiency. As a result of the exercise of the option to purchase Paaco, Finova's option to purchase the remaining authorized but unissued common stock of Smart Choice has been suspended and will terminate upon the closing of the sale of Paaco. After giving effect to the sale of the assets of Smart Choice's Florida subsidiaries through the public foreclosure, the sale of Paaco to Finova will constitute a sale of substantially all of the Company's assets, which requires shareholder approval under Florida law. Details of the material terms of the Forbearance Agreement, including the possible sale of Paaco and other important information, are set forth in the accompanying Information Statement.

         Smart Choice's Board of Directors has fully reviewed, considered and unanimously approved the Forbearance Agreement, which includes the option for the sale of Paaco, and has recommended that its shareholders approve the sale of Paaco. Crown Group, Inc., the holder of approximately 70% of Smart Choice's common stock, has executed a written consent approving the sale of Paaco as of December __, 2001. Accordingly, no other vote or shareholder action is required. Pursuant to Section 607.0704 of the Florida Business Corporation Act, you are hereby being provided with notice of the approval by less than unanimous written consent of the shareholders of Smart Choice. Pursuant to the Securities Exchange Act of 1934, as amended, you are being furnished with an Information Statement relating to this action along with this letter. Shareholders of record as of the close of business on November 12, 2001 are entitled to receive this notice and the attached Information Statement.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                    By Order of the Board of Directors,


                                    James Edward Ernst
                                    President and Chief Executive Officer


Winter Park, Florida
December __, 2001

                      SMART CHOICE AUTOMOTIVE GROUP, INC.


                             INFORMATION STATEMENT

                                   ---------

                   CONCERNING CORPORATE ACTION AUTHORIZED BY
                     WRITTEN CONSENT OF SHAREHOLDERS OWNING
                      A MAJORITY OF SHARES OF COMMON STOCK

                                   ---------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                                   ---------

         This Information Statement is being furnished to the shareholders of Smart Choice Automotive Group, Inc., a Florida corporation ("Smart Choice" or the "Company"), to advise them of the corporate action which has been authorized by the written consent of Crown Group, Inc., the Company's majority shareholder. Smart Choice is providing you this information in accordance with the requirements of the Florida Business Corporation Act (the "Florida Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder. The Company's Board of Directors established the close of business on November 12, 2001 as the record date (the "Record Date") for the determination of shareholders entitled to notice about the following transaction.

         Pursuant to the terms of that certain Forbearance Agreement among Smart Choice, certain of Smart Choice's subsidiaries and Finova, dated November 8, 2001 (the "Forbearance Agreement"), Finova agreed to forbear in the commencement of collection proceedings and in the exercise of any repossession rights, collection rights or other remedies against the collateral under its credit facility with certain of Smart Choice's subsidiaries in exchange for the liquidation of the assets of Smart Choice's Florida subsidiaries (the "Florida Finance Borrowers") following a public foreclosure sale and the grant of an option to Finova to purchase (i) all of Smart Choice's interest in Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco" or the "Paaco Borrowers"), or (ii) the remaining authorized but unissued and unreserved shares of Smart Choice common stock at a price of $0.30 per share. Smart Choice is a guarantor of the obligations of the Florida Finance Borrowers to Finova. On November 9, 2001, the collateral under the loan agreement, which consisted primarily of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million, resulting in a deficiency owed by the Florida Finance Borrowers of approximately $33.4 million (the "Deficiency"). On December ___, 2001, Finova exercised its option to purchase Paaco, subject to the completion of its due diligence investigation. The consideration for the sale of Paaco will be the relinquishment and satisfaction of the Deficiency. As a result of the exercise of the option to purchase Paaco, Finova's option to purchase the remaining authorized but unissued common stock of Smart Choice has been suspended and will terminate upon the closing of the sale of Paaco. After giving effect to the sale of assets through the public foreclosure which occurred on November 9, 2001, the sale of Paaco to Finova will constitute a sale of substantially all of the Company's assets.

         Upon the closing of the sale of Paaco to Finova, Smart Choice will have no ongoing operating business, but will continue to own assets consisting primarily of fixed assets, including improved and unimproved real estate in Titusville, Florida, equipment, and certain other non-operating assets. Following the sale of Paaco to Finova, Smart Choice expects to sell its remaining assets in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

         Smart Choice will not receive any cash payment as a result of the transactions contemplated by the Forbearance Agreement. After the consummation of the sale of Paaco, management estimates that the net realizable value of Smart Choice's remaining assets will be less than Smart Choice's unsecured liabilities, and therefore a liquidation of those remaining assets would not result in any distribution to Smart Choice's shareholders.

         The Florida Finance Borrowers have been in default under their credit facility with Finova since December 2000. Smart Choice has been in discussions with Finova for months regarding possible alternatives for resolving the defaults. Smart Choice believes that if the transactions contemplated by the Forbearance Agreement were not consummated and its subsidiaries were not relieved of approximately $88.4 million in indebtedness (of which Smart Choice is the guarantor), Smart Choice would be forced to seek immediate protection by filing for bankruptcy. It is unlikely that a bankruptcy proceeding would result in any distributions to common shareholders. Further, a bankruptcy proceeding would most likely result in less distributions to unsecured creditors than the transactions completed by the Forbearance Agreement. Accordingly, Smart Choice believes the approval and consummation of the transactions contemplated by the Forbearance Agreement offers the best chance for maximizing asset value for the benefit of its unsecured creditors. However, there can be no assurance that even if the transactions contemplated by the Forbearance Agreement are consummated, Smart Choice will be able to maximize the value of its remaining assets and have adequate proceeds and resources to satisfy its creditors. As a result, Smart Choice may in any event be required to seek bankruptcy protection in the future.

         On November 5, 2001, the Company's Board of Directors approved the terms of the Forbearance Agreement, including the grant of the option to Finova to purchase Paaco, and recommended the approval of the sale of Paaco to the Company's shareholders. Under Section 607.0704 of the Florida Act, any action required or permitted by the Florida Act to be taken at an annual or special meeting of shareholders of a Florida corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Notice of the written consent must be given to those shareholders who have not consented in writing within ten (10) days of obtaining the authorization. As of the Record Date, the Company had issued and outstanding 9,762,270 shares of common stock, with each share entitled to one vote. The consent of the holders of a majority of all of the Company's outstanding common stock is necessary to authorize the sale of Paaco. On December __, 2001, Crown, who is the owner of record of 6,857,907 shares of Smart Choice common stock (approximately 70%), executed and delivered to the Company its written consent approving the sale of Paaco. Accordingly, no vote or further action of the shareholders of the Company is required.

         The Company is required, in accordance with Rule 14c-2 of the Exchange Act, to mail this Information Statement to shareholders of the Company no later than twenty (20) days prior to the date the sale of Paaco will become effective. The Company anticipates that the sale of Paaco will become effective as soon as practicable upon the exercise of the Paaco option, but no sooner than twenty (20) days after the mailing of this Information Statement (the "Effective Date"). This Information Statement is first being mailed to shareholders on or about December __, 2001. This Information Statement will also constitute notice to the shareholders of the approval of the sale by less than unanimous written consent as required by Section 607.0704 of the Florida Act.

         The executive offices of the Company are located at 1555 Semoran Boulevard, Winter Park, Florida 32792, and its telephone number is (407) 671-1200. This Information Statement is furnished for informational purposes only.

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----

Forward-Looking Statements.....................................................................................4

Summary Term Sheet for Proposed Transaction....................................................................5

Parties to the Transaction.....................................................................................6

Security Ownership of Certain Beneficial Owners and Management.................................................8

Business of Smart Choice.......................................................................................9

Background of the Transaction.................................................................................13

Material Terms of the Transaction.............................................................................13

Factors Considered by the Board...............................................................................16

Risks of the Proposed Transaction.............................................................................17

Required Approvals............................................................................................17

Selected Financial Data.......................................................................................18

Pro Forma Financial Information...............................................................................19

Federal Income Tax Considerations.............................................................................23

Dissenter's Rights  ..........................................................................................23

Where You Can Find More Information...........................................................................25

APPENDIX A - Sections of the Florida Business Corporation Act Regarding Dissenter's Rights...................A-1

                           FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Information Statement contains, and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain, forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. The words "believe," "expect," "anticipate," "estimate," "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company's future financial condition and results. As a consequence, actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company as a result of various factors. Uncertainties and risks related to such forward-looking statements include, but are not limited to, those relating to the future operations of the Company's businesses, if any, and other risks described in this Information Statement. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

                  SUMMARY TERM SHEET FOR PROPOSED TRANSACTION


         This summary contains selected information from this Information Statement and may not contain all of the information that is important to you regarding the transactions contemplated by the Forbearance Agreement, including the sale of Paaco. To understand the transaction fully, you should read this Information Statement completely. The Forbearance Agreement constitutes the legal document that governs this transaction. For a more complete description of the terms of the Forbearance Agreement and the details of the transaction with Finova, please see "Material Terms of the Transaction."

         - Under the terms of the credit facility with Finova, material events of default exist with respect to certain of Smart Choice's Florida-based subsidiaries. As a result of such default, Finova would be permitted to exercise its remedies against the collateral of the Company's Florida-based subsidiaries as well as the collateral securing Paaco's credit facility with Finova, which would effectively shut down the operations of Smart Choice's subsidiaries as they would have no other source of operating cash. Smart Choice is a guarantor of its subsidiaries' indebtedness to Finova.

         - The fair market value of all of the assets which secure the obligations of the Florida Finance Borrowers to Finova is substantially less than the amount owed to Finova by the Florida Finance Borrowers.

         - Pursuant to the Forbearance Agreement, Finova agreed to forbear in the commencement of any collection proceedings and in the exercise of any repossession rights for a period of 60 days, except that Finova was permitted to commence the exercise of its rights to collect receivables owned by the Florida Finance Borrowers, which include the following subsidiaries: Florida Finance Group, Inc., Liberty Finance Company, Smart Choice Receivables Holding Company, and First Choice Auto Finance, Inc. A public foreclosure sale occurred on November 9, 2001, and the assets were purchased by Finova for $55 million.

         - Also pursuant to the Forbearance Agreement, the Company granted an option to Finova to purchase all of the Company's ownership interest in Paaco at a price equal to the remaining deficiency on the obligations of the Florida Finance Borrowers after the public foreclosure sale (the "Paaco Option"). On December ___, 2001, Finova exercised the Paaco Option, subject to the completion of its due diligence investigation.

         - The Company also granted an option to Finova to purchase all of the Company's remaining authorized but unissued and unreserved common stock (approximately 39,000,000 shares) at a price of $0.30 per share (the "Smart Choice Option"). As a result of the exercise of the Paaco Option, the Smart Choice Option has been suspended and will terminate upon the closing of the sale of Paaco.

         - The sale of Paaco must be approved by the affirmative vote of a majority of all of the Company's outstanding shares. Because Crown owns approximately 70% of the Company's outstanding shares of common stock and has consented to the sale of Paaco, the transaction has been approved and no further shareholder approval is required.

         - Finova has been the primary lender to certain of Smart Choice's subsidiaries since 1994. Finova Mezzanine Capital, Inc., an affiliate of Finova Capital Corporation, has been the owner of approximately 12% of the Company's common stock since 1999.

         - Smart Choice will obtain an appraisal from a qualified independent professional firm for the purpose of confirming that the value of Paaco is not greater than the amount of the Deficiency.

         - Following the sale of Paaco to Finova, Smart Choice intends to sell its remaining assets in an effort to realize the maximum value for these assets and repay its obligations to its unsecured creditors to the extent possible.

         - Following these transactions, Smart Choice presently expects to continue to be a reporting company under the Securities Exchange Act of 1934. Smart Choice can make no assurances that its stock will remain listed on the OTC Bulletin Board or that there will continue to be a market for its common stock.

         COMPLETION OF THIS TRANSACTION WILL NOT AFFECT YOUR SMART CHOICE COMMON STOCK AND YOU WILL CONTINUE TO BE A SHAREHOLDER OF SMART CHOICE AFTER THIS TRANSACTION. YOU ARE NOT BEING ASKED TO EXCHANGE YOUR SMART CHOICE COMMON STOCK FOR ANY OTHER SHARES OR FOR CASH OR OTHER PROPERTY.

                           PARTIES TO THE TRANSACTION


SMART CHOICE AUTOMOTIVE GROUP, INC.
1555 SEMORAN BOULEVARD
WINTER PARK, FLORIDA 32792
ATTENTION:  JAMES EDWARD ERNST
PHONE NUMBER:  (407) 671-1200

         Smart Choice is in the business of selling and financing used automobiles and trucks principally to consumers with limited or damaged credit histories. Prior to entering into the Forbearance Agreement, the Company operated 25 dealerships located in major markets in Texas and Florida. The Company presently operates 12 lots in Texas under the "Paaco" name and previously operated 13 lots in Florida under the "First Choice" name. After the public foreclosure sale on November 9, 2001, the Company is in the process of winding down its Florida operations. Paaco continues to operate as a subsidiary of Smart Choice, subject to the transfer of control which will occur upon the sale of Paaco. For further information regarding the business of Smart Choice, please see "Business of Smart Choice."

         Effective December 1, 1999, Smart Choice acquired all of the ownership interest of Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco"). As a result of the acquisition, Crown Group, Inc., the majority shareholder of Paaco ("Crown"), became the controlling shareholder of Smart Choice.

         Paaco began operations in 1992 as an automobile auction concern in Arlington, Texas. In 1993, Paaco began its "Buy Here-Pay Here" operation, selling and financing used vehicles to credit-impaired borrowers. Smart Choice began operations in 1997 through the acquisition and consolidation of five "Buy Here-Pay Here" businesses.

         The Company participates in the sub-prime segment of the independent used car sales and finance market. This segment is serviced primarily by Buy Here-Pay Here dealerships, which are typically small, independent used car dealerships that sell and finance the sale of used cars to sub-prime borrowers. Buy Here-Pay Here dealers typically offer their customers certain advantages over more traditional financing sources, such as:

         (i)      broader and more flexible underwriting guidelines;

         (ii) flexible payment terms (including prorating customer payments due within one month into several smaller payments and scheduling payments to coincide with a customer's pay days); and

         (iii) the ability to make payments in person, which is an important feature to many credit-impaired borrowers who may not have checking accounts or are otherwise unable to make payments by the due date through the mail.

FINOVA CAPITAL CORPORATION
4800 NORTH SCOTTSDALE BOULEVARD
SCOTTSDALE, ARIZONA 85251
ATTENTION: RICHARD LIEBERMAN
PHONE NUMBER: (480) 636-4800

         Finova Capital Corporation has been the primary lender to certain of Smart Choice's subsidiaries since 1994. Finova Mezzanine Capital, Inc., an affiliate of Finova Capital Corporation, is the owner of 1,171,722 shares of Smart Choice common stock or approximately 12.0% of the outstanding shares of Smart Choice common stock. Finova Capital Corporation is engaged in the business of providing commercial finance and capital to mid-size businesses in the United States and abroad. Finova Capital Corporation and Finova Mezzanine Capital, Inc. are collectively referred to as "Finova." On June 22, 1998, Finova originally acquired 100 shares of Smart Choice's Series D Convertible Preferred Stock (the "Series D Stock") in connection with a loan transaction from Finova to Smart Choice. Effective December 1, 1999, Finova and Smart Choice entered into agreements whereby the Series D Stock was exchanged for shares of Smart Choice common stock and certain indebtedness owed by Smart Choice to Finova was exchanged for additional shares of Smart Choice common stock. The purpose of the December 1999 transaction was to facilitate the reorganization of Smart Choice and the concurrent investment by Crown in Smart Choice. There is no affiliation between Crown and Finova. For further information regarding Finova and its relationship with Smart Choice, see "Background of the Transaction."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of November 12, 2001, with respect to the ownership of Smart Choice's outstanding common stock by (i) all persons known to Smart Choice to own beneficially more than five percent of the issued and outstanding shares of Smart Choice common stock, (ii) each director and executive officer of Smart Choice, and (iii) all directors and executive officers as a group. Unless otherwise indicated, each shareholder possesses sole voting and investment power with respect to the shares owned by the shareholder.


                                                                     Shares
                                                                  Beneficially           Percentage of
Beneficial Owner                                                    Owned(1)               Class(2)
----------------                                                  ------------           -------------

Crown Group, Inc........................................          6,955,407(3)              70.5%
Finova Mezzanine Capital, Inc. .........................          1,171,722(4)              12.0%
Edward R. McMurphy......................................                 --                   --
J. Edward Ernst.........................................             50,000(5)                 *
Robert J. Abrahams......................................             25,347(6)                 *
T. J. Falgout, III......................................                 --                   --
Larry W. Lange..........................................            372,794(7)               3.8%
Ronald W. Anderson......................................             25,634(8)                 *
All directors and executive
    officers as a group (6 persons).....................            473,775(9)               4.8%

---------

*        Less than 1%

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security if the person has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given shareholder or group of shareholders, the number of shares of the class of stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such shareholder or group of shareholders, but such unissued shares are not deemed outstanding in calculating the percentage ownership for other shareholders.
(3) Includes 97,500 shares of common stock subject to presently exercisable warrants. The business address of Crown Group is 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038.
(4) Finova's address is 500 Church Street, Suite 200, Nashville, Tennessee 37219. On November 23, 2001, Finova Capital Corporation, an affiliate of Finova Mezzanine Capital, Inc., filed a Schedule 13D reporting that it beneficially owned 44,857,909 shares of Smart Choice common stock, or approximately 93.9% of the outstanding shares. This number was determined on the basis that Finova Capital Corporation holds an option to purchase 38,000,000 shares of Smart Choice's common stock and an option to purchase 6,857,909 shares of Smart Choice common stock from Crown Group, Inc. As a result of the exercise of the Paaco Option, the Smart Choice Option has been suspended and will terminate upon the closing of the sale of Paaco. Finova does not presently intend to exercise its option with respect to shares owned by Crown Group, Inc. The information with respect to Finova Capital Corporation is based on the Schedule 13D filed by Finova Capital Corporation on November 23, 2001. Smart Choice makes no representation as to the accuracy or completeness of the information reported.
(5)      Represents 50,000 shares subject to presently exercisable options.
(6)      Includes 14,320 shares subject to presently exercisable options.
(7)      Includes 25,000 shares subject to presently exercisable options.
(8)      Includes 25,134 shares subject to presently exercisable options.
(9)      Includes 114,454 shares subject to presently exercisable options.

                            BUSINESS OF SMART CHOICE


GENERAL AND HISTORY

         Smart Choice operates "Buy Here-Pay Here" car dealerships in the United States. Prior to entering into the Forbearance Agreement, the Company operated 25 dealerships located in major markets in Texas and Florida. The Company focuses exclusively on selling and financing quality used vehicles to credit-impaired customers. The Company presently operates 12 lots in Texas under the "Paaco" name and previously operated 13 lots in Florida under the "First Choice" name.

         Effective December 1, 1999, Smart Choice acquired all of the outstanding stock of Paaco. As a result of the acquisition, Crown Group, Inc., the majority shareholder of Paaco, became the controlling shareholder of Smart Choice. For financial reporting purposes, Paaco is deemed to be the acquiring entity and the acquisition has been reflected as a recapitalization of Paaco.

         Paaco began operations in 1992 as an automobile auction concern in Arlington, Texas. In 1993, Paaco began its "Buy Here-Pay Here" operation, selling and financing used vehicles to credit-impaired borrowers. Smart Choice began operations in 1997 through the acquisition and consolidation of five "Buy Here-Pay Here" businesses. As a result of the foreclosure sale on November 9, 2001, Smart Choice sold the collateral securing the obligations of the Florida Finance Borrowers, which consisted primarily of receivables and inventory, to Finova for $55 million. Smart Choice is in the process of winding down its Florida operations. Paaco continues to operate as a subsidiary of Smart Choice, subject to the transfer of control which may occur if Finova exercises the Paaco Option.

USED CAR DEALERSHIPS

         The Company currently owns and operates 12 dealerships under the Paaco name in Texas. Paaco dealerships are divided into two regions - the Dallas/Fort Worth and Houston metropolitan areas. Paaco dealerships presently maintain an average inventory of approximately 55 vehicles per dealership, featuring a wide variety of makes and models (with ages generally ranging from two to six years) and a range of sale prices.

         The Company's inventory of used vehicles is primarily acquired through auto auctions. All vehicles are subjected to a detailed inspection, and vehicles purchased by Paaco are reconditioned at its reconditioning facility in Grand Prairie, Texas. If a vehicle is not sold in a timely manner, it is moved to another dealership or sold at auction.

         Paaco provides a 6-month/6,000 mile service contract with the purchase of a vehicle. Paaco customers can have their vehicles repaired at any of the Paaco service centers in Texas.

         SALES. Paaco continually seeks to develop and retain qualified sales personnel. The salespersons' sole responsibility is the sale of cars, and, therefore, they do not participate in the ultimate financing decision. The Company's dealerships are typically staffed with a manager, up to six sales personnel and others which may include clerical workers, collectors, mechanics and a porter. The lots are generally operated six days per week between the hours of 10:00 a.m. and 8:00 p.m., and each lot typically maintains an inventory of 35 to 120 vehicles. On a regular basis, Company sales personnel attend training classes where each phase of the sales process is rehearsed. Additionally, salespersons are paid principally on a commission basis, and all salespersons at Paaco speak fluent Spanish.

         RECONDITIONING. Paaco reconditions almost every vehicle it purchases at its 101,000 square foot centralized reconditioning center in Grand Prairie, Texas. In addition to inspecting, repairing and preparing acquired vehicles for sale, this facility is used to perform service work on vehicles for customers pursuant to service contracts.

         MARKETING AND ADVERTISING. The Company has historically used marketing programs designed to attract credit-impaired customers, reward those customers who pay on time, develop customer loyalty and increase referral and repeat business. The Company has created value-added programs for its customers which include providing quality cars through a comprehensive inspection and refurbishment program, a service contract on vehicles sold at its dealerships, rapid loan application processing and pre-qualification over the telephone by calling a toll-free number.

FINANCING CUSTOMERS WITH IMPAIRED CREDIT

         The Company offers financing to its customers who purchase used cars at its dealerships. The Company does not have any loans from persons who did not purchase a vehicle at one of its dealerships and has a policy not to acquire third party originated finance contracts. The Company's dealerships provide financing only for its own customers, thereby relying on its own underwriting standards and not on those of third parties. Sales and financing are combined functions performed by a centralized buy room. Experienced financing and sales personnel make credit and deal structure decisions. Payment terms are somewhat flexible and are generally set such that payment due dates coincide with the customer's payday. The Company markets to credit-impaired customers with "C" or "D" credit profiles. A "C" rated consumer may have an inconsistent employment record or unresolved problems with credit in the past. A "D" rated consumer usually has an unfavorable employment history and other credit problems, such as personal bankruptcy. These customers are generally not able to finance a used car purchase from a traditional finance subsidiary or bank.

         BUY ROOM EVALUATION PROCEDURES. The Company applies consistent underwriting standards in structuring its used car sales and loans. The most important criteria used in evaluating a transaction are the applicant's creditworthiness, the collateral value of the car, employment and residence histories, income information, personal references, income and expense information and credit bureau reports.

         CONTRACT SERVICING. The Company services its finance contracts through the use of servicing procedures which have been designed to minimize credit losses. These include: (i) maintaining a "zero tolerance" policy for all non-payments; (ii) monitoring loans and related collateral; (iii) accounting for and posting all payments received; (iv) responding to borrowers' inquiries;
(v) taking all necessary action to perfect and maintain the security interest granted in the financed automobile; (vi) investigating delinquencies and communicating with borrowers to obtain timely payments; (vii) pursuing deficiencies on loans; and (viii) when necessary, repossessing the financed automobile.

         ZERO TOLERANCE COLLECTION POLICY. The Company is strict in its collection policies, believing that by acting promptly and working with customers, loss exposure is minimized. Collection efforts begin on the day the car is sold. The Company's policy is to permit the customer to keep the automobile only so long as payments are made.

         REPOSSESSIONS. The process of repossession begins immediately upon payment delinquency. Once standardized collection procedures have been implemented and it is determined that a cure of the loan default is unlikely, the vehicle is repossessed. Repossessions are usually handled by licensed, bonded and insured repossession firms. The Company re-markets approximately 70% of its repossessions through its dealerships, rather than through auctions (where cars are generally sold at lower prices).

COMPETITION

         The Company competes principally with other independent Buy Here-Pay Here dealers, and to a lesser degree with:

         - the used vehicle retailing operation of franchised automobile dealerships,

         -        independent used vehicle dealers, and

         - individual consumers who sell used vehicles in private transactions.

         Management believes the principal competitive factors in the sub-prime market include:

         -        the availability of financing to credit-impaired borrowers,

         -        the breadth and quality of vehicle selection,

         -        the availability of popular vehicles,

         -        pricing,

         -        the convenience of a dealership's location,

         -        customer service, and

         - in the case of Paaco, the ability to communicate in Spanish with its Spanish speaking customers.

REGULATION AND LICENSING

         The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations pertaining to the sale and financing of vehicles. These laws include the Truth In Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act of 1970. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts it originates, make specified disclosures to customers, limit its right to repossess and sell collateral, and prohibit discrimination against customers on the basis of certain characteristics including age, race and gender.

         In many cases, the Company charges fixed interest rates in excess of traditional finance companies on the contracts originated at its dealerships. The state in which the Company operates impose limits on interest rates it can charge on its loans, generally based on the age of the vehicle. Management believes that the Company is in substantial compliance with all applicable federal, state, and local laws and regulations. However, if the Company does not remain in compliance with such laws, this failure could have a material adverse effect on its operations. In addition, the adoption of additional laws, changes in the interpretation of existing laws, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company.

BUSINESS OF SMART CHOICE FOLLOWING THE SALE OF PAACO

         Smart Choice will not receive any cash payment upon consummation of the sale of Paaco to Finova. After the sale of Paaco to Finova, Smart Choice will have no ongoing operating business, but will continue to own assets consisting primarily of fixed assets, including improved and unimproved real estate in Titusville, Florida, equipment, and certain other non-operating assets. Smart Choice intends to sell its remaining assets in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

         Management estimates that the net realizable value of Smart Choice's remaining assets will be less than Smart Choice's unsecured liabilities and therefore a liquidation of those remaining assets would not result in any distribution to Smart Choice's shareholders. Following the transaction, Smart Choice expects to continue to be a reporting company under the Securities Exchange Act of 1934. Smart Choice can make no assurances, however, that its stock will remain listed on the OTC Bulletin Board or that there will continue to be a market for its common stock.

         COMPLETION OF THIS TRANSACTION WILL NOT AFFECT THE OUTSTANDING SHARES OF SMART CHOICE COMMON STOCK. SHAREHOLDERS ARE NOT BEING ASKED TO EXCHANGE THEIR SMART CHOICE SHARES FOR ANY OTHER SHARES OR FOR CASH OR OTHER PROPERTY. ALL OUTSTANDING STOCK OPTIONS AND WARRANTS OF SMART CHOICE, INCLUDING THOSE HELD BY DIRECTORS, OFFICERS AND EMPLOYEES, WILL REMAIN OUTSTANDING FOLLOWING COMPLETION OF THE TRANSACTION.

                         BACKGROUND OF THE TRANSACTION


         Prior to November 9, 2001, the Florida Finance Borrowers had a $98 million revolving credit facility with Finova, of which $88.4 million was outstanding as of October 31, 2001. Since December 2000, the Florida Finance Borrowers have been over-advanced on the credit facility, which constitutes an event of default under the facility. As of April 30, 2001, the Florida Finance Borrowers were over-advanced by $6.2 million. In July 2001, pursuant to the terms of their credit facility, the advance rate on eligible finance receivables declined from 85% to 77%, increasing their over-advance to $18.5 million. As of September 30, 2001, the over-advance had increased to approximately $25 million. The Florida Finance Borrowers were not able to pay the over-advance and as a result of the event of default, no additional advances were available under the credit facility. On November 8, 2001, Smart Choice entered into the Forbearance Agreement with Finova. On November 9, 2001, Finova purchased all of the collateral securing the obligations of the Florida Finance Borrowers, which consisted primarily of receivables and inventory, through a public foreclosure sale for $55 million. Smart Choice is presently in the process of winding down its Florida operations and transitioning the control of the collection of its finance receivables to Finova. On December ___, 2001, Finova exercised its option to purchase Paaco subject to the completion of its due diligence investigation.

         Since January 2001 Smart Choice engaged in discussions with Finova with regard to possible solutions to the over-advanced position. Several alternatives were considered, including:

         - a restructuring of the Smart Choice credit facility which would bring Smart Choice back into compliance;

         - a sale of substantially all of Smart Choice's assets with the proceeds being used to pay down a portion of its credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate;

         - the sale of Paaco with the proceeds being used to pay down the credit facility and the unpaid portion being absorbed by Finova (forgiveness of debt);

         - an agreement among Smart Choice, Paaco and Finova whereby substantially all of the assets and liabilities of Smart Choice are liquidated with the proceeds being used to pay down a portion of Smart Choice's credit facility, and the unpaid portion being absorbed by Finova (forgiveness of debt) and Paaco as the parties may negotiate; or

         - Finova's exercise of its rights under the credit facility and acceleration of the maturity of the loan seeking to liquidate or sell the collateral, which action may have prompted Smart Choice to file a petition under federal bankruptcy laws.

         After evaluating all of its options and extensive negotiations with Finova, the Board of Directors concluded that the terms of the Forbearance Agreement were in the best interests of Smart Choice and its constituents, including its unsecured creditors and shareholders, primarily on the basis that the transactions contemplated by the Forbearance Agreement would potentially result in more assets being available for sale to pay unsecured creditors than if Smart Choice were to file for bankruptcy. For a more detailed discussion of the terms of the Forbearance Agreement, see "Material Terms of the Transaction."

                       MATERIAL TERMS OF THE TRANSACTION

GENERAL

         On November 8, 2001 Smart Choice, along with the Florida Finance Borrowers and the Paaco Borrowers, entered into a Forbearance Agreement with Finova. Under a loan and security agreement with Finova, the Florida Finance Borrowers were indebted to Finova in the amount of approximately

$88.4 million as of October 31, 2001 (the "Florida Finance Loan Agreement"). Further, pursuant to a separate loan and security agreement, the Paaco Borrowers were indebted to Finova in the amount of approximately $59 million as of October 31, 2001 (the "Paaco Loan Agreement"). Pursuant to a guaranty executed by Smart Choice dated as of November 18, 1999, Smart Choice, which is the sole shareholder of the Florida Finance Borrowers and owner of all of the equity interests of the Paaco Borrowers, has guaranteed the payment and performance of (i) all debts and obligations of the Florida Finance Borrowers arising under the Florida Finance Loan Agreement, and (ii) all debts and obligations of the Paaco Borrowers arising under the Paaco Loan Agreement.

         Under the Florida Finance Loan Agreement, Finova has a first priority perfected security interest in the collateral described in the Florida Finance Loan Agreement to secure its obligations under the loan agreement. Pursuant to the Paaco Loan Agreement, Finova has a first priority perfected security interest in the collateral described in the Paaco Loan Agreement to secure its obligations under that loan agreement. Material events of default exist under the Florida Finance Loan Agreement and as a result, Finova was entitled to exercise its remedies against the collateral under both the Florida Finance Loan Agreement and the Paaco Loan Agreement, including but not limited to, the recovery of all cash proceeds of pledged chattel paper and other financial instruments. If Finova had exercised its rights under the loan agreements, it would have effectively shut down the operations of the Florida Finance Borrowers and the Paaco Borrowers as they would have no other source of operating cash. The foreclosure sale conducted on November 9, 2001 has shut down the operations of the Florida Finance Borrowers, but the Paaco Borrowers continue to operate. The fair market value of the collateral securing the obligations of the Florida Finance Borrowers is substantially less than the amount of the obligations owed under the Florida Finance Loan Agreement. In addition, the fair market value of the collateral securing the obligations of the Florida Finance Borrowers and the Paaco Borrowers together is less than the aggregate amounts owed under both the Florida Finance Loan Agreement and the Paaco Loan Agreement. Finova has agreed to conditionally forbear in its exercise of remedies subject to the terms and conditions set forth in the Forbearance Agreement.

FINOVA'S CONDITIONAL AGREEMENT OF FORBEARANCE

         Except for the foreclosure sale which occurred on November 9, 2001, Finova has agreed to forbear in the commencement of any collection proceedings under the loan documents and in the exercise of any repossession rights, collection rights or other remedies against its collateral during the forbearance period which commenced on the date of the Forbearance Agreement and will terminate sixty (60) days after such date, on or about January 7, 2002, unless extended (the "Forbearance Period"). Upon the expiration of the Forbearance Period or the termination of the Forbearance Agreement, Finova will be entitled to exercise all remedies to the fullest extent permitted under the loan agreements and applicable law, without hindrance or delay and without further notice to Smart Choice. During the Forbearance Period, the Paaco Borrowers must timely pay the regular payments to Finova in the amount that would otherwise become due under the Paaco Loan Agreement if the obligations under that agreement had not been accelerated.

LIQUIDATION OF FLORIDA FINANCE COLLATERAL

         The Florida Finance Borrowers have been losing money on their operations for all of 2001 and their continued operation has eroded the value of the collateral under the Florida Finance Loan Agreement. The Company analyzed the business issues faced by the Florida Finance Borrowers and determined that the likelihood of being able to rehabilitate or reorganize the Florida Finance Borrowers into profitable enterprises was minimal.

         Effective November 9, 2001, Finova commenced the exercise of its rights to collect and enforce account receivables owned by the Florida Finance Borrowers and to repossess collateral under the Florida Finance Loan Agreement. The Florida Finance Borrowers have agreed to assist Finova in making this transition by providing reports, information, access to personnel and other reasonable assistance. The Florida Finance Borrowers also immediately began winding down their operations as a result of the disposition of all collateral under the Florida Finance Loan Agreement at a public foreclosure sale which was held on November 9, 2001. Until the completion to Finova's satisfaction of the transition of control of the collateral under the Florida Finance Loan Agreement, Smart Choice agreed not to commence or encourage, and to take all reasonable measures to prevent, the filing of any petition under the Bankruptcy Code. Thereafter, should it become necessary to an orderly completion of the liquidation of the assets of the Florida Finance Borrowers, any obligor under the loan agreements may sponsor or encourage such a filing, provided that in any such proceeding no obligor shall challenge or encourage the challenge of the validity or amount of the obligations owed to Finova, Finova's right to retain any payments on collection or collections received, or the attachment, perfection or priority of any security interest securing its obligations.

         Finova has agreed that during the Forbearance Period, proceeds of receipts and collections of receivables held by the Florida Finance Borrowers and the proceeds of inventory sales undertaken in the usual manner by the Florida Finance Borrowers may be used by the Florida Finance Borrowers in accordance with a budget agreed upon by the parties for the purposes of:

         - paying the usual payroll wages and taxes, including payment upon termination for any accrued vacation time, with respect to employees of Smart Choice and the Florida Finance Borrowers;

         - paying lessors and vendors for current accruals of liabilities to the extent that the continued service of such lessors and vendors are necessary to the orderly winding up of the affairs of the Florida Finance Borrowers;

         - arranging the due termination of all employee benefit plans as they affect employees of the Florida Finance Borrowers; and

         - for otherwise paying such reasonable and necessary expenses of winding down the operations of the Florida Finance Borrowers as Finova may approve in writing in its sole discretion.

         The actual control of the bank accounts containing proceeds of the Florida Finance Borrowers collateral has been transferred to Finova and Finova will release to the Florida Finance Borrowers funds to the extent that they are needed for the payment of expenses outlined above in accordance with an agreed upon budget. The management of the Florida Finance Borrowers will continue to be the responsibility of the Florida Finance Borrowers' directors and officers and Finova has not undertaken any right to control or interfere with the operations of the Florida Finance Borrowers.

OPTION FOR PURCHASE OF PAACO

         Smart Choice has granted Finova an option to purchase all of its ownership interest in the Paaco Borrowers at a price equal to the Deficiency. On December ___, 2001, Finova exercised its option to purchase Paaco, subject to the successful completion of its due diligence investigation. The sale of Paaco is expected to close in January 2002. Smart Choice's obligation to perform under the Paaco Option is subject to obtaining shareholder approval for the sale (which approval has been obtained) and an independent appraisal from a qualified firm confirming that the value of the Paaco Borrowers is not greater than the amount of the Deficiency. The full satisfaction of the Deficiency by the exercise of the Paaco Option will be effective for the benefit of all of the obligors, which includes the Company and its subsidiaries, whether liable as guarantor or co-borrower. The management of the Paaco Borrowers will continue to be the responsibility of their directors and officers and Finova has not undertaken any right to control or to interfere with the operation of the Paaco Borrowers.

OPTION FOR PURCHASE OF SMART CHOICE COMMON STOCK

         Smart Choice has also granted Finova an option to purchase up to all of Smart Choice's remaining authorized but unissued and unreserved common stock at the price of $0.30 per share (approximately 39 million shares), to be paid through the forgiveness of the obligations under the Florida Finance Loan Agreement, which forgiveness will be effective for the benefit of Smart Choice as the guarantor of the obligations under the Florida Finance Loan Agreement (the "Smart Choice Option"). The Smart Choice Option may be exercised in whole or in part until the earlier of the closing of the sale of Paaco or March 8, 2002. AS A RESULT OF THE EXERCISE OF THE PAACO OPTION, THE SMART CHOICE OPTION HAS BEEN SUSPENDED AND WILL TERMINATE UPON THE CLOSING OF THE SALE OF PAACO.

OPERATION OF THE PAACO BORROWERS

         Until the termination of the Forbearance Agreement or the purchase by Finova of Paaco, the Paaco Borrowers must operate in the ordinary course of business. The Paaco Borrowers have agreed not to pay any additional amounts with respect to debt owed to Crown Group, Inc. unless such payments are made in accordance with the subordination agreement approved by Finova.

BANKRUPTCY

         In the event that any property or portion thereof or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then Finova will become entitled to seek an order from the Bankruptcy Court to permit Finova to pursue its rights and remedies against any obligor.

UNCONDITIONAL RELEASE OF ALL CLAIMS AND DEFENSES

         Under the terms of the Forbearance Agreement, the Company and its subsidiaries have released and forever discharged Finova of and from any and all claims that any of them may have against Finova. The Company and its subsidiaries have further agreed to refrain and forbear from commencing any lawsuit, action or other proceeding to collect or enforce any such released claim and to indemnify, defend and hold harmless Finova against any and all loss, liability, claim or expense that any of them might incur as a result of any breach by any borrowing party or the assertion of any claim or defense by any borrowing party.

                        FACTORS CONSIDERED BY THE BOARD


         In reaching its decision to approve the transactions with Finova and to recommend that the Smart Choice shareholders approve the sale of Paaco, Smart Choice's Board of Directors consulted with:

         - management of Smart Choice regarding the business, financial condition and results of operations of Smart Choice's subsidiaries, and the terms of the Forbearance Agreement;

         - its legal counsel regarding the proposed terms of the Forbearance Agreement and the obligations of the Board of Directors in its consideration of the proposed transactions; and

         - its independent public accountants regarding the accounting and tax aspects of the proposed transactions.

         Smart Choice's Board of Directors considered various factors, including the following:

         - alternatives to the proposed transactions with Finova, including other sales of assets and a liquidation of Smart Choice;

         - the prospects for effecting such transactions in the current environment, both outside a bankruptcy proceeding and in a bankruptcy proceeding; the availability of debtor-in-possession financing adequate to sustain Smart Choice's operations in a bankruptcy proceeding; and the ability of Smart Choice to retain ownership and control of its principal assets in a bankruptcy proceeding;

         - the amount of debt of Smart Choice and the terms and conditions of the documents evidencing such debt, as well as the prospects of refinancing or otherwise repaying the debt;

         - the impact of a bankruptcy proceeding on the prospects of Smart Choice's shareholders and creditors to realize value for their interests in or claims against Smart Choice;

         - Smart Choice's prospects for further growth, given its small size, its limited access to capital markets, and the illiquid nature of the trading market of its common stock on the OTC Bulletin Board; and

         - whether the proposed transactions would provide some opportunity for realization of value on the sale of unencumbered assets.


                       RISKS OF THE PROPOSED TRANSACTION


         Smart Choice's Board of Directors also considered the potential adverse consequences of the transactions with Finova, which would likely have a material adverse effect on Smart Choice, such as the following:

         - Any potential benefits expected to result from the proposed transaction may not be realized, especially if Smart Choice is not able to maximize value from the sale of its remaining assets.

         - Smart Choice does not expect any payment to be made to its common shareholders upon consummation of the sale of Paaco to Finova, and Smart Choice believes that any payment in the future is unlikely, and, in a liquidation, would ultimately depend upon the proceeds received from the sale of its remaining assets. These proceeds would be available for distribution to shareholders only after the repayment of Smart Choice's obligations to unsecured creditors.

         - After consummation of the transactions under the Forbearance Agreement, Smart Choice will own assets consisting primarily of fixed non-operating assets. There can be no assurance that the remaining assets will have any substantial value or that Smart Choice will be able to achieve any value from the collection, sale or other disposition of those assets which will exceed the amount of Smart Choice's remaining obligations to creditors.

         Smart Choice's Board of Directors determined that, on balance, the positive attributes of the proposed transactions outweighed the potentially adverse consequences. Smart Choice's Board of Directors ultimately concluded that the transactions contemplated by the Forbearance Agreement would be in the best interests of Smart Choice and its constituents.

                               REQUIRED APPROVALS


         The approval of a majority of all of Smart Choice's outstanding common stock is required to approve the sale of Paaco to Finova. With the exception of the approvals required by Florida corporate law and compliance with federal securities laws, neither party must comply with any federal or other state regulatory requirements or obtain any other material approval in connection with the proposed transactions.

                            SELECTED FINANCIAL DATA


         The financial data set forth below was derived from the audited consolidated financial statements of the Company and should be read in conjunction with the consolidated financial statements and related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended April 30, 2001. See "Where You Can find More Information." (In thousands, except per share amounts and other operating data.)


                                                                                                  Four
                                           Three Months                                          Months         Years Ended
                                         Ended July 31,            Years Ended April 30,          Ended        December 31,
                                      ---------------------   --------------------------------   April 30,  -------------------
                                        2001         2000       2001         2000       1999       1998       1997        1996
                                      ---------    --------   ---------    --------   --------   ---------  --------    -------

Statement of Operations Data:
   Revenues                           $  46,521    $ 53,394   $ 221,908    $130,564   $ 70,728    $19,666   $ 48,060    $28,857
   Net income (loss)                     (1,727)      1,403        (603)      3,111     (1,412)       585       (951)       621
   Earnings (loss) per share-diluted  $    (.18)   $    .14   $    (.06)   $    .37   $(197.11)   $   .08   $(188.24)   $124.20
   Weighted average shares-diluted        9,762       9,792       9,791       8,386          7      7,355          5          5

Balance Sheet Data (at period end):
   Finance receivables, net           $ 143,653    $138,982   $ 149,656    $132,855   $ 47,757    $34,192   $ 27,381    $16,443
   Total assets                         186,424     185,979     189,900     178,966     60,374     42,770     33,404     20,723
   Revolving credit facilities          147,442     138,541     147,442     130,367     41,824     26,050     23,410     12,451
   Other borrowings                       9,690      10,056       9,985      10,773      4,939      6,395      6,846      4,562
   Stockholders' equity (deficit)        13,764      17,497      15,492      16,095      6,697      5,109       (117)       834

Other Operating Data:
   Number of vehicles sold                3,072       3,655      14,869       9,479      5,174      1,452      3,461      2,432
   Dealerships open at period end            22          25          22          24         10          9          8          4
   Per vehicle sold:
     Sales Price                      $  11,911    $ 11,981   $  12,320    $ 11,455   $ 11,954    $12,172   $ 12,458    $10,736
     Gross margin                         4,366       4,816       4,610       4,324      3,864      4,914      3,985      3,921
     Provision for credit loss            3,598       2,898       2,925       2,254      1,918        446      2,249      1,271
     Operating expense                    3,509       2,682       3,027       2,766      3,065      4,210      2,730      2,772
   Percentages:
     Gross margin as of % of sales         36.7%       40.2%       37.4%       37.7%      32.3%      40.4%      32.0%      36.5%
     Provision for credit loss as
       of a % of sales                     30.2%       24.2%       23.7%       19.7%      16.0%       3.7%      18.1%      11.8%
     Operating expense as a % of
       revenue                             23.2%       18.4%       20.3%       20.1%      22.4%      31.1%      19.7%      23.4%

                        PRO FORMA FINANCIAL INFORMATION

INTRODUCTION TO PRO FORMA FINANCIAL INFORMATION

         On November 8, 2001, Smart Choice Automotive Group, Inc. ("Smart Choice") and certain of its subsidiaries entered into a forbearance agreement with Finova Capital Corporation ("Finova"), the primary lender to Smart Choice's subsidiaries, that has resulted in the foreclosure of receivables and inventory of certain Florida-based subsidiaries of Smart Choice (the "Florida Finance Group"), and the probable sale of Smart Choice's wholly owned subsidiaries, Paaco Automotive Group, L.P. and Premium Auto Acceptance Corporation (collectively, "Paaco"), to Finova.

         Prior to November 9, 2001, the Florida Finance Group sold and financed used cars and trucks in Florida. Paaco sells and finances used cars and trucks in Texas. The Florida Finance Group had, and Paaco continues to have, a revolving credit facility with Finova. Prior to November 9, 2001, the Florida Finance Group was over-advanced on its revolving credit facility, which constituted an event of default under the facility, and as of September 30, 2001, was over-advanced by approximately $25 million.

         Pursuant to the forbearance agreement, on November 9, 2001, the collateral for the Florida Finance Group's credit facility with Finova, which consisted principally of receivables and inventory, was sold at a public foreclosure sale to Finova for $55 million. Prior to the foreclosure sale, the Florida Finance Group owed Finova $88.4 million. Thus, after applying the proceeds from the foreclosure sale, the Florida Finance Group owes Finova $33.4 million (the "Deficiency").

         Further, as part of the forbearance agreement, Smart Choice has granted Finova (i) an option to purchase Paaco (the "Paaco Option") for an amount equal to the Deficiency, subject to shareholder approval and an appraisal indicating the value of Paaco is not greater than the Deficiency, and
(ii) an option to purchase up to 100% of Smart Choice's remaining shares of authorized but unissued common stock (approximately 38 million shares) (the "Smart Choice Stock Option") at a price of $0.30 per share. The Smart Choice Stock Option will terminate upon the closing of the exercise of the Paaco Option. On December ___, 2001, Finova exercised the Paaco Option, subject to the successful completion of its due diligence investigation. The Smart Choice Stock Option will expire on March 8, 2002 if not earlier terminated upon the closing of the sale of Paaco.

         As a result of the Finova agreement and the lack of other available capital, on November 9, 2001 Smart Choice began to wind-down its Florida-based operations. If Paaco is sold to Finova pursuant to the exercise of the Paaco Option, Smart Choice's remaining assets would consist of certain improved and unimproved real estate in Titusville, Florida, including a 35,000 square-foot office facility, and certain other current and fixed assets. Further assuming the sale of Paaco, management presently anticipates that Smart Choice's remaining assets will likely be sold by Smart Choice in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

PRO FORMA FINANCIAL INFORMATION

         The following Pro Forma Consolidated Condensed Balance Sheet of Smart Choice as of July 31, 2001 gives effect to (i) the sale of certain of the Florida Finance Group's receivables and inventory to Finova at a public foreclosure sale for $55 million, (ii) the expected sale of Paaco to Finova for the Deficiency pursuant to Finova's exercise of the Paaco Option, and (iii) the adjustment of certain Smart Choice assets to net realizable value, as if such transactions and actions had occurred on that date.

         Pro Forma Consolidated Statements of Operations of Smart Choice for the year ended April 30, 2001 and the three months ended July 31, 2001 have not been presented because after (i) the sale of certain of the Florida Finance Group's receivables and inventory to Finova at a public foreclosure sale, and (ii) the sale of Paaco to Finova pursuant to Finova's exercise of the Paaco Option, Smart Choice essentially will have no ongoing operations and is not expected to generate any revenues. Following the sale of Paaco, management presently anticipates that Smart Choice's remaining assets will likely be sold by Smart Choice in an effort to realize the maximum value for these assets and repay its obligations to unsecured creditors to the extent possible.

         The pro forma information is based on the historical financial statements of Smart Choice giving effect to the transactions and actions described above and in the accompanying Notes to Pro Forma Consolidated Condensed Balance Sheet and may not be indicative of the results that would have occurred had the transactions and actions taken place on the date indicated.

                      SMART CHOICE AUTOMOTIVE GROUP, INC.
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                   UNAUDITED
                                 JULY 31, 2001
                                 (IN THOUSANDS)


                                                                      Foreclosure                        Adjust
                                                                      of Certain                      Smart Choice
                                                                        Florida                         Assets to
                                                      Historical     Finance Group      Sale of       Net Realizable     Pro Forma
                                                     Smart Choice       Assets(a)       Paaco(b)         Value(c)      Smart Choice
                                                     ------------    -------------      ---------     --------------   ------------

Assets:
    Cash and cash equivalents                         $     851                         $    (707)                       $   144
    Other receivables                                     1,539                            (1,044)                           495
    Intercompany receivable (payable)                                  $  (6,123)           6,123
    Finance receivables, net                            143,653          (63,845)         (79,808)
    Inventory                                             9,065           (4,384)          (4,681)
    Prepaid and other assets                                710                              (375)       $   (150)           185
    Deferred tax assets, net                             16,510                            (3,681)        (12,829)
    Property and equipment, net                          12,012                            (6,345)         (2,417)         3,250
    Goodwill, net                                         2,084                                            (2,084)
                                                      ---------        ---------        ---------        --------        -------
                                                      $ 186,424        $ (74,352)       $ (90,518)       $(17,480)       $ 4,074
                                                      =========        =========        =========        ========        =======


Liabilities and stockholders' equity (deficit):
    Accounts payable and accrued
       liabilities                                    $   8,977                         $  (4,942)                       $ 4,035
    Income taxes payable                                  1,140                            (1,140)
    Revolving credit facilities                         147,442        $ (55,000)         (92,442)
    Other borrowings                                      9,690                            (5,660)                         4,030
    Deferred sales tax                                    4,957                            (4,957)
                                                      ---------        ---------        ---------        --------        -------
        Total liabilities                               172,206          (55,000)        (109,141)                         8,065
                                                      ---------        ---------        ---------        --------        -------

    Redemption value of put options                         454                                                              454

    Stockholders' equity (deficit)                       13,764          (19,352)          18,623        $(17,480)        (4,445)
                                                      ---------        ---------        ---------        --------        -------

                                                      $ 186,424        $ (74,352)       $ (90,518)       $(17,480)       $ 4,074
                                                      =========        =========        =========        ========        =======


         The accompanying notes are an integral part of this pro forma consolidated condensed balance sheet.

                      SMART CHOICE AUTOMOTIVE GROUP, INC.
            NOTES TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET


a - Reflects the sale of the Florida Finance Group's finance receivables, inventory, and an intercompany receivable from Paaco at a public foreclosure auction where Finova purchased such assets for $55.0 million.

b - Reflects the sale of Paaco to Finova for an amount equal to the Deficiency ($33.4 million) on the Florida Finance Group's revolving credit facility with Finova.

c - To reduce Smart Choice's and the Florida Finance Group's remaining assets to net realizable value.

                       FEDERAL INCOME TAX CONSIDERATIONS


         The following discussion is a summary of the material federal income tax consequences of the sale of Paaco. The discussion is based on the Internal Revenue Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change, potentially with retroactive effect. This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the proposed sale of Paaco and is not intended as tax advice to any person. In particular, this summary does not consider the federal income tax consequences to individual shareholders of Smart Choice in light of their individual investment circumstances or to shareholders subject to special treatment under the federal income tax laws. This summary does not address any consequence of the proposed sale of Paaco under any state, local or foreign tax laws.

         The transaction will have no tax consequences to the Smart Choice shareholders because Smart Choice is a C corporation. Therefore, Smart Choice's shareholders will not recognize any gain or loss as a result of the proposed transaction. The only tax consequences will be at the corporate level.

         If Smart Choice ultimately makes a non-liquidating distribution or a liquidating distribution to shareholders, the receipt of these distributions may have tax consequences to the shareholders.

         YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


                               DISSENTER'S RIGHTS


         Smart Choice is a Florida corporation. The following is a summary of the Florida statutes that set forth the procedures for dissenting from the proposed transaction, for demanding payment of the fair value of the shares held by the dissenter, and for determining the fair value of such shares. Smart Choice will not send any notice of any action necessary to maintain your dissenters' rights.

         IF YOU DESIRE TO EXERCISE YOUR STATUTORY RIGHTS AS A DISSENTER OR TO PRESERVE YOUR RIGHT TO DO SO, YOU SHOULD CAREFULLY REVIEW THIS SUMMARY AND THE DISSENTERS' RIGHTS STATUTES, COPIES OF WHICH ARE ATTACHED AS APPENDIX A TO THIS INFORMATION STATEMENT. FAILURE TO COMPLY WITH THE PROCEDURES IN THE DISSENTERS' RIGHTS STATUTES WILL RESULT IN THE LOSS OF YOUR DISSENTERS' RIGHTS.

         For Smart Choice, the sale of Paaco will provide Smart Choice with an opportunity to avoid having to file for bankruptcy protection. Although the proposed transactions with Finova will not result in any proceeds for Smart Choice common shareholders, the Smart Choice Board of Directors believes that the only other alternative for Smart Choice at this point would be to file for bankruptcy protection. A bankruptcy would not be expected to result in any assets remaining for sale and/or distribution to common shareholders. In the judgment of the Smart Choice Board of Directors, the proposed transactions with Finova will maximize the value of Smart Choice's assets. Smart Choice can make no assurance that the remaining assets of Smart Choice can be disposed of in a manner that might allow Smart Choice to satisfy its creditors and result in some value to Smart Choice's common shareholders in the future. It is very unlikely that shareholders will receive any distributions in the future.

         A shareholder that desires to exercise his or her rights as a dissenter must satisfy all of the following conditions. A shareholder who wishes to assert dissenters' rights must deliver to Smart Choice, within 20 days after the date on which Smart Choice delivers this written notice, a notice of such election to dissent, stating his or her name and address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder filing an election to dissent must deposit his or her stock certificates with Smart Choice simultaneously with filing the election. Any shareholder failing to timely file this election will be bound by the terms of the proposed transaction. An election may be withdrawn at any time before an offer is made by Smart Choice to pay for the dissenting shares. After an offer is made, an election may not be withdrawn unless Smart Choice consents.

         Within 10 days after the expiration of the period in which shareholders may file their election to dissent but in no case later than 90 days from the shareholders' approval of such proposed transaction, Smart Choice is required to make a written offer to each dissenting shareholder who has timely filed an election to pay the fair value of the dissenting shares. This offer must be accompanied by certain financial information regarding Smart Choice. Under the Florida dissenters' rights statutes, "fair value" means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. If Smart Choice's offer is accepted within 30 days after it is made, Smart Choice will pay for the dissenting shares within 90 days after the offer is made or the consummation of the proposed transaction, whichever is later. When this payment is made, the dissenting shareholder will no longer have any interest in the shares.

         If Smart Choice fails to make a written offer within the required time period or if Smart Choice makes an offer and the dissenting shareholder does not accept the offer within 30 days, Smart Choice must file an action in a court of competent jurisdiction, requesting that the fair value of the dissenting shares be determined. This action must be filed within 30 days after receipt of a written demand from any dissenting shareholder that is given within 60 days from the date of the corporate action. At its election, Smart Choice may file this action at any time within this 60-day period. If Smart Choice fails to file this action, any dissenting shareholder may do so in the name of Smart Choice.

         A shareholder may assert dissenters' rights as to fewer than all of the shares of common stock registered in his or her name.

                      WHERE YOU CAN FIND MORE INFORMATION


         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the public reference section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these materials may be obtained from the SEC's website at http://www.sec.gov.


                                    SMART CHOICE AUTOMOTIVE GROUP, INC.


Winter Park, Florida

December __, 2001

                                   APPENDIX A

607.1301 DISSENTER'S RIGHTS; DEFINITIONS.--The following definitions apply to ss. 607.1302 and 607.1320:

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.--(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party:

         1.       If the shareholder is entitled to vote on the merger, or

         2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

         1. Altering or abolishing any preemptive rights attached to any of his or her shares;

         2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

         3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

         4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

         5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

         6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

         7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

         (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

         (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

         (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.--(1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

         1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

         2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

         (b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a)      Such demand is withdrawn as provided in this section;

         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and compliant and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.